January 25, 2023 Q4 Earnings Conference Call

This presentation contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry, the economy generally and the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, and others, on our business, financial condition and results of operations. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, consumer or business responses to, and ability to treat or prevent further outbreak of, the COVID-19 pandemic, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. For a discussion of risk factors that may cause actual results to differ from expectations, please refer to BOK Financial Corporation’s most recent annual and quarterly reports. BOK Financial Corporation and its affiliates undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Non-GAAP Financial Measures: This presentation may refer to non-GAAP financial measures. Additional information on these financial measures is available in BOK Financial’s 10-Q and 10-K filings with the Securities and Exchange Commission which can be accessed at bokf.com. All data is presented as of December 31, 2022 unless otherwise noted. Legal Disclaimers 2

Stacy Kymes Chief Executive Officer 3

Q4 summary Attributable to shareholders ($Million) Per share (diluted) Net Income - Quarterly Noteworthy items impacting Q4 2022 profitability • Continued margin expansion as short-term rates increased; robust core loan growth in both outstanding balances & unfunded commitments • Fee-based businesses continued strong performance at levels relatively flat linked quarter, with growth in trading fees offset by declines from record third quarter for both customer hedging and investment banking • Expenses increased due to revenue driven compensation and non- recurring items; efficiency ratio of 58% • $15M provision for credit loss in response to loan growth & less certainty in the economic outlook 4 Net Income - Yearly Attributable to shareholders ($Million) Per share (diluted) Noteworthy items impacting FY 2022 profitability • Strong growth in net interest income and net interest margin with increases in interest rates; loan growth continued to accelerate, both in outstanding balances & unfunded commitments • Increases in rates and volatility impacted mortgage-related fee- based businesses; offset by increased customer hedging, investment banking, and fiduciary and asset management exemplifying the diversity of our revenue sources • $30M provision for credit losses in 2022 vs. a $100 million reserve release in 2021 • Expenses well controlled, benefiting from reduced incentive compensation expense

Additional details 5 ◦ Core loan balances grew $773 million; unfunded commitments grew $839 million ◦ Average deposits declined $1.6 billion in Q4 as customers continue to redeploy pandemic savings; Q4 average balances are down $4.3 billion vs. Q4 2021 - loan to deposit ratio of 65.4% remains well below pre- pandemic 78.7% at Dec. 31st 2019 ◦ Assets under management or administration and fiduciary assets were down modestly for the year in spite of the equity & fixed income markets down in tandem for the first time since 1969 ($Billion) Q4 2022 Quarterly Sequential Quarterly YOY Period-End Loans* $22.5 3.5% 13.1% Average Loans* $22.0 1.8% 10.7% Period-End Deposits $34.5 (5.3)% (16.4)% Average Deposits $35.5 (4.3)% (10.9)% Fiduciary Assets $56.1 2.5% (13.1)% Assets Under Management or Administration $99.7 4.5% (4.9)% *Excludes outstanding balances for Paycheck Protection Program loans.

Marc Maun EVP, Regional Banking Executive 6

Loan portfolio • Energy balances were up slightly with unfunded commitments up 9.6% • Strong linked-quarter growth in Services balances, with unfunded commitments up 6.0% • Healthcare outstandings flat unfunded commitments up 16% • Total C&I balances up 4.3% linked quarter with unfunded commitments up 7.4% • Commercial Real Estate balances increased $133 million or 3% linked quarter, with unfunded commitments up 4.9% • Loans to Individuals grew 1.3% linked quarter with growth split between Private Banking & on- balance sheet mortgage originations 7 ($Million) Dec. 31, 2022 Sep. 30, 2022 Dec. 31, 2021 Seq. Loan Growth YOY Loan Growth Energy $3,424.8 $3,371.6 $3,006.9 1.6% 13.9% Services 3,431.5 3,280.9 3,367.2 4.6% 1.9% Healthcare 3,845.0 3,826.6 3,414.9 0.5% 12.6% General Business 3,496.9 3,128.6 2,717.4 11.8% 28.7% Total C&I $14,198.2 $13,607.7 $12,506.5 4.3% 13.5% Commercial Real Estate 4,606.8 4,473.9 3,831.3 3.0% 20.2% Loans to Individuals 3,737.9 3,688.6 3,591.5 1.3% 4.1% Core Loans $22,542.8 $21,770.2 $19,929.3 3.5% 13.1% Paycheck Protection Program 14.3 20.2 276.3 (29.3)% (94.8)% Total Loans $22,557.2 $21,790.5 $20,205.7 3.5% 11.6%

Key credit quality metrics Energy Healthcare Commercial real estate Residential & other Quality metrics summary • Total non-accrual loans decreased $9.0 million; primarily due to service, energy, and loans to individuals, partially offset by an increase in commercial real estate • Potential problem loans (substandard, accruing) totaled $94 million at 12/31, down from $95 million at 9/30 • Net charge-offs were $15.5 million for the fourth quarter, driven by a single charge-off to a services borrower • Last four quarter average net charge-offs at 10 basis points ◦ NCOs continue to be at or below historic range of 30 to 40 basis points • $15 million credit provision in Q4; with a combined allowance for credit losses of $297 million or 1.31% Net charge-offs to average loans Non-Accruals ($Million) ANNUALIZED 8

Scott Grauer EVP, Wealth Management Executive 9

# Fees & commissions

### Brokerage & trading

- Linked quarter increase due to sustained elevated margins on Trading activities, offset by derivative and financial advisory fees coming off strong levels in the prior quarter

### Fiduciary and asset management

- Fees flat linked-quarter with growth seen in total AUM; fees increased 6.5% versus prior year Q4 as waivers were eliminated as ST rates rise

### Transaction card

- Linked quarter revenues relatively flat on a normalized basis

### Service charges

- Linked quarter decrease primarily related to changes in overdraft fee structure and increases in earnings credit rate, with Consumer card fees flat

### Mortgage banking

- Decreased origination volume and gain-on-sale margins, partially offset by increased servicing fees from acquisitions

| ($Million) | Q4 2022 | Qtr. Seq. $ Change | Qtr. Seq. % Change | Qtr. YOY % Change |
|---|---|---|---|---|
| Trading fees | $35.9 | $9.5 | 35.8% | 372.4% |
| Derivative fees | 8.5 | (4.7) | (35.8)% | (7.0)% |
| Brokerage & insurance fees | 6.8 | (0.3) | (4.6)% | (8.5)% |
| Syndication fees | 8.3 | 2.3 | 38.0% | (2.2)% |
| Other investment banking fees | 3.6 | (4.7) | (56.8)% | 15.6% |
| Brokerage & trading | $63.0 | $2.0 | 3.3% | 323.8% |
| | | | | |
| Transaction card | 27.1 | 1.2 | 4.5% | 8.6% |
| Fiduciary & asset management | 49.9 | (0.3) | (0.6)% | 6.5% |
| Deposit service charges & fees | 26.4 | (2.3) | (7.9)% | (1.1)% |
| Mortgage banking | 10.1 | (1.2) | (10.8)% | (52.7)% |
| Other revenue | 17.0 | 1.6 | 10.0% | 47.0% |
| **Total fees & commissions** | **$193.6** | **$0.9** | **0.5%** | **32.3%** |

10

Steven Nell EVP, Chief Financial Officer 11

Yields, rate & margin Net interest revenue • Net interest revenue up $36.3 million linked quarter; increase in short-term rates repriced loans - interest income +$88.5 million with interest expense +$52.2 million Net interest margin • 30 bps NIM increase due to rapid increase in interest rates, strong loan growth, and our asset sensitive position • Interest-bearing deposit costs up 59 bps relative to the prior quarter 12 ($Million) Q4 2022 Q3 2022 Q4 2021 Quarterly sequential Quarterly YOY Net interest revenue $352.6 $316.3 $277.1 11.5% 27.3% Net interest margin 3.54% 3.24% 2.52% 30 bps 102 bps Yield on available for sale securities 2.54% 2.21% 1.72% 33 bps 82 bps Yield on loans 5.99% 4.89% 3.70% 110 bps 229 bps Tax-equivalent yield on earning assets 4.53% 3.71% 2.66% 82 bps 187 bps Cost of interest-bearing deposits 1.22% 0.63% 0.12% 59 bps 110 bps Cost of wholesale borrowings 3.58% 1.95% 0.78% 163 bps 280 bps Rate on interest-bearing liabilities 1.57% 0.76% 0.21% 81 bps 136 bps Tax-equivalent net interest revenue spread 2.96% 2.95% 2.45% 1 bps 51 bps

Liquidity & capital • Period-end deposit balances were down $1.9 billion this quarter as customers continue to redeploy resources from the height of the pandemic • $7.6 billion of secured wholesale borrowing capacity • Robust capital ratios consistently remain well above regulatory and internal policy thresholds • Repurchased 314,406 shares at an average price of $103.14 per share in the open market 13 Q4 2022 Q3 2022 Q4 2021 Loan to Deposit Ratio 65.4% 59.8% 49.0% Period-End Deposits $34.5 billion $36.4 billion $41.2 billion Available secured wholesale borrowing capacity $7.6 billion $9.8 billion $14.8 billion Common Equity Tier 1 11.7% 11.8% 12.2% Total Capital Ratio 12.7% 12.8% 13.3% Tangible Common Equity Ratio 7.6% 8.0% 8.6%

Expenses Expenses summary • Total operating expenses increased 6.3% year-over-year • Quarterly personnel expenses increased 9.4%, driven primarily by incentive compensation related to revenue-generating activities • Non-personnel expense increased $7.6 million linked quarter; legal fees and project related professional fees, contribution to BOKF Foundation • Increased revenues from margin expansion, loan growth, and fee income offset increased expenses to keep the efficiency ratio below 60% 14 ($Million) Q4 2022 Q3 2022 Q4 2021 % Incr. Seq. % Incr. YOY Personnel expense $186.4 $170.3 $174.5 9.4% 6.8% Other operating expense $132.0 $124.4 $125.0 6.1% 5.6% Total operating expense $318.5 $294.8 $299.5 8.0% 6.3% Efficiency Ratio 57.9% 57.3% 70.1% --- ---

Marty Grunst EVP, Chief Risk Officer 15

Forecast & assumptions 16 ◦ We expect mid to to upper single digit annualized loan growth. Economic conditions in our geographic footprint remain very strong, and continue to be supported by business in-migration from other markets. Strong growth in unfunded commitments throughout 2022 and current low levels of line utilization should be an additional tailwind for loan growth. • During the fourth quarter of 2022 we added $1.5 billion to our available for sale securities portfolio to move us closer to an interest rate neutral position. We expect to hold the portfolio at this higher level in 2023. ◦ We have a strong base of core deposits and expect modest attrition in interest-bearing and demand deposits to move our loan to deposit ratio somewhat higher, while still remaining below historical levels. ◦ Currently we are assuming 25 bps increases in February and March before the Federal Reserve pauses. We believe the margin will migrate modestly lower in the first half of 2023 as interest bearing deposit betas increase and demand deposit balance attrition runs its course under conditions where our interest rate risk position is more balanced. The December NIM was 3.57%. Net interest income is expected to approach $1.4 billion total for 2023 ◦ In aggregate we expect total fees and commissions revenue to approach $750 million for 2023. ◦ We expect expenses to be below Q4 2022 levels in the short-term, migrating back near that level throughout 2023. We continue to expect revenue growth to outpace expense growth resulting in an efficiency ratio below 60%, nearing 57% by year end 2023. ◦ Our allowance level is slightly above the median of our peers and we expect to maintain a strong credit reserve.. Given our expectations for loan growth and the strength of our credit quality, we expect quarterly provision expense similar to the second half of 2022. Changes in the economic outlook will impact our provision expense. ◦ We expect to continue our quarterly share repurchases.

Stacy Kymes Chief Executive Officer 17

Question and Answer Session 18